As filed with the Securities and Exchange Commission on March 25, 2026

Registration No. 333-275821
Registration No. 333-278472

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-3 Registration Statement File No. 333-275821 Form S-3 Registration Statement File No. 333-278472
Under The Securities Act of 1933
THE CANNABIST COMPANY HOLDINGS INC.
(Exact name of the registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	98-1488978 (I.R.S. Employer Identification No.)

321 Billerica Road
Chelmsford, MA 01824
(978) 910-1486
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Sirolly
Chief Legal Officer & General Counsel
The Cannabist Company Holdings Inc.
321 Billerica Road
Chelmsford, MA 01824
(978) 910-1486
(Name and address agent for service)

Copies to:
Weil, Gotshal & Manges LLP
767 5th Ave
New York, NY 10153
(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”), filed by The Cannabist Company Holdings Inc., a British Columbia, Canada corporation (the “Registrant”), relate to the following Registration Statements on Form S-3 and any amendments previously filed by the Registrant (the “Registration Statements”) with the Securities and Exchange Commission (the “SEC”):

Registration No.	Date Originally Filed With the SEC	Number of Common Shares Registered
333-275821	November 30, 2023	Up to an aggregate offering price of $250,000,000 of any combination of Registrant’s securities
333-278472	April 2, 2024	84,426,229 shares of common stock, issued upon the conversion of certain senior secured convertible debentures issued on March 19, 2024, for resale by selling stockholders

On March 24, 2026, the Registrant and its debtor affiliate, the Cannabist Company Holdings (Canada) Inc. (together, the “Debtors”), commenced a proceeding under the jurisdiction of the Ontario Superior Court of Justice (Commercial List) pursuant to the Companies’ Creditors Arrangement Act (the “CCAA”) (the “Canadian Proceeding”). On March 25, 2026, the Debtors filed voluntary petitions for relief under chapter 15 of title 11 of the United States Code (such cases, the “Chapter 15 Cases”) in the United States Bankruptcy Court for the District of Delaware. In connection with the Canadian Proceeding and the filing of the Chapter 15 Cases, the Registrant is terminating all offerings of its securities pursuant to the existing registration statements under the Securities Act of 1933, including the Registration Statements.

Pursuant to the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing these Post-Effective Amendments to terminate the effectiveness of the Registration Statements and to deregister, as of the effectiveness of these Post-Effective Amendments, any and all securities of the Registrant registered thereunder that remain unsold as of the effectiveness date. As a result of this deregistration and upon the effectiveness of these Post-Effective Amendments, no securities will remain registered pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chelmsford, State of Massachusetts, on March 25, 2026.

THE CANNABIST COMPANY HOLDINGS INC.

By: /s/ David Sirolly
Name: David Sirolly Title: Chief Legal Officer & General Counsel

Note: No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.